Exhibit 99.01

                   BMB Munai, Inc., Announces Expansion of the
                               ADE Block Territory

         December 16, 2004--BMB Munai, Inc. (OTCBB: BMBM.OB) is pleased to announce the expansion of the territory covered under the oil and gas exploration license of its wholly owned subsidiary, Emir Oil, LLP, ("Emir Oil"). On December 14, 2004, BMB Munai received written notification from the Ministry of Energy and Natural Resources of the Republic of Kazakhstan that the Ministry had approved and finalized an amendment to the oil and gas exploration license held by Emir Oil to extend the licensed territory of the Aksaz-Dolinnoe-Emir block by an additional 64,247 acres, (approximately 260 square kilometers.) The territory covered under the amendment is adjacent to the territory currently licensed to Emir Oil.

         This amendment grants Emir Oil the exclusive right to explore the additional territory during the remaining term of the license, which expires in July 2007. Pursuant to the terms of the amendment, Emir Oil will be required to make minimum capital expenditures for exploration and/or development of the new territory totaling $5,500,000, including $3,000,000 in 2006 and $2,500,000 in
2007

         Mr. Boris Cherdabayev, co-CEO and Chairman of the Board of Directors of BMB Munai stated, "One of our primary objectives is to continue to build our oil and gas reserves by proving up our existing properties and acquiring new properties. We anticipate that this territory expansion will be an important step forward toward achieving our Company goals."

         BMB Munai has gathered existing geophysical data for the expanded territory from the Geology and Subsoil Protection Committee of the Republic of Kazakhstan. This data will be processed and re-interpreted at the PGS Data Processing Center in Almaty, Kazakhstan. BMB Munai also plans to conduct 3-D seismic research of the expanded territory during 2005. BMB Munai anticipates drilling works on the expanded territory will commence following completion of geophysical research and 3-D seismic data acquisition and interpretation.

         BMB Munai is an independent oil and gas company engaged in the exploration, development and production of crude oil and natural gas in western Kazakhstan. The Company maintains administrative offices in New York, New York and Almaty, Kazakhstan.

Contacts:

In the US:        Alexandre Agaian, Ph.D, President and co-CEO
                  (212) 730-7919, E-mail: USoffice@bmbmunai.com

In Kazakhstan:    Boris Cherdabayev, Chairman and co-CEO
                  +7 3272 588-517, E-mail: KZoffice@bmbmunai.com


The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the sufficiency of funds and other risks described in the Company's periodic reports on file with the Securities and Exchange Commission.